UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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COMMUNITY HEALTHCARE TRUST INCORPORATED
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For the Annual Meeting of Stockholders to be Held on May 30, 2017

Re:                             Proposal 2:                               Amendment No. 2 to 2014 Incentive Plan

May 24, 2017

Dear Stockholders:

Institutional Shareholder Services (“ISS”) provided an Alert on May 23, 2017 related to its May 16, 2017 proxy analysis of Community Healthcare Trust Incorporated (the “Company” or “CHCT”). This Alert appears to be in response to CHCT’s Letter to Stockholders dated May 22, 2017.

ISS changed its position and recommended that CHCT’s stockholders vote “FOR” all of CHCT’s directors.  However, ISS continues to recommend a vote against Proposal 2 (the “Proposal”) to amend the 2014 Incentive Plan (the “Plan Amendment”).

CHCT has attempted to provide a correct understanding of its unique and strategic approach to compensation.  However, it is our belief, that ISS does not understand this approach and how it is for the benefit of our stockholders. Our unique compensation approach, since our initial public offering (the “IPO”), has been and continues to be that all Named Executive Officers take 100% of all compensation — salary, bonus and long-term incentive — in stock with long-term vesting and significant risk of forfeiture.  Our stockholders have told us they highly value our approach.

The purpose of the Plan Amendment is to provide for a continued total of shares authorized for grant, award and issuance of seven percent (7%) of the outstanding common stock of the Company.  Currently, the 2014 Incentive Plan (the “Plan”) reserves for issuance an amount equal to 7% of the shares that were outstanding immediately after our IPO.  The Plan Amendment amends the Plan to reserve for issuance thereunder common stock in amount equal to 7% of our common stock outstanding as of December 31 of the immediately preceding year.

ISS indicated in their report that their recommendation of the Plan Amendment will be based on their Equity Plan Score Card (“EPSC”).  However, in their analysis of the Plan, CHCT scored a 65.9, which is 125% of ISS’s passing grade of 53, yet they are recommending a vote against the Proposal.

We believe their recommendation is based on a factually incorrect analysis.

It is our belief that ISS continues to be factually incorrect in its analysis:

(i)                                     that the Plan Amendment includes a Change In Control (“CIC”) provision;

(ii)                                  that the Plan is extended until 2024 by the Plan Amendment;

(iii)                               of Shares available under the Plan;

(iv)                              of Shareholder Value Transfer (“SVT”);

(v)                                 that the CEO’s compensation is not performance based and that there are no clawback provisions.

Change In Control (CIC) provision:

ISS indicated in their Alert that:

ISS reviewed the proposed material amendments to weigh their overall impact on the equity plan. In this case, the additional share request in connection with the evergreen provision, plan term extension, and increase in individual award limits on performance awards (from 75,000 shares to 100,000 shares) are expected to increase the potential transfer of shareholder value to employees. As such, the recommendation will be largely based on a complete EPSC evaluation.

ISS also indicated in their Alert that:

Based on evaluation of the estimated cost, plan features, and grant practices using the Equity Plan Score Card (EPSC), a vote AGAINST this proposal is warranted since the plan has liberal CIC vesting risk.

The existing CIC provision is not being changed by the Plan Amendment.  The existing CIC provision has been in the Plan since before CHCT’s IPO.  Therefore, regardless of the vote on the Proposal, the existing CIC provision will remain in the Plan.

Termination Date of the Plan:

The Plan Amendment does not extend the Plan until 2024.  The current plan has no stated termination date.  The Plan Amendment actually implements a stated termination date of March 31, 2024.  If the Proposal does not pass, the Plan will continue to not have a stated termination date.

Shares Available Under the Plan:

The ISS revised analysis continues to be factually incorrect since it indicates the proposed amendment would increase the 2014 Incentive Plan authorized shares by 602,465. As stated in the Company’s Letter to Shareholders dated May 22, 2017, the Proposal would allow the Company to increase authorized shares by 383,411 to a total authorized number of shares of 909,193, which is 7% of the shares outstanding as of December 31, 2016.

ISS’s calculation of shares remaining under the “prior Plan” is also incorrect. The ISS calculation continues to include 500,000 shares authorized for the Company’s executives to utilize their compensation to purchase shares at fair market value. These shares are not available to be used as a stock grant or award. ISS’s calculation of shares remaining also does not include shares issued in January 2017 relating to 2017 compensation taken in restricted shares.

The Plan Amendment includes a provision to limit individual performance awards in any given year to 150,000, an increase from 75,000 in the original plan.  This increase in individual award limits is to continue to allow CHCT’s executives to take 100% of all compensation — salary, bonus and long-term incentive — in the form of restricted common with long-term vesting and significant risk of forfeiture.  Without this increase, executives may be forced to take some of their compensation in cash.

Shareholder Value Transfer:

ISS indicated in their Alert that even using their incorrect share numbers, that all CHCT SVT calculations were less than ISS’s benchmarks. Further, utilizing the correct share numbers that we reported in our last letter indicates that the correct SVTs are less than 40% of ISS’s benchmarks.

Performance Based Compensation and Clawback provisions:

In addition, ISS is factually incorrect when it (i) values compensation taken in the form of restricted common stock with long-term cliff-vesting with risk of forfeiture the same as cash compensation; (ii) believes that 0% of CHCT’s CEO compensation is performance-based when 100% of it is performance-based since 100% is based on stock performance over a long period of time; and (iii) believes that CHCT does not have a “clawback policy” when CHCT’s 8-year cliff-vesting period with 100% forfeiture if an executive is dismissed for cause is more punitive than any “clawback” provision.

The Company does not believe that ISS gave sufficient consideration that in the event that our stockholders do not approve the Plan Amendment, CHCT will be limited in its ability to issue restricted stock as compensation and instead, will have to pay cash for compensation.

Again, stockholders should only vote “AGAINST” the Plan Amendment if they do not want CHCT’s executives to take 100% of their compensation in restricted common stock with eight-year cliff vesting going forward.

Stockholders that want CHCT’s executives to continue to take 100% of their compensation in restricted common stock with eight-year cliff vesting should vote “FOR” the Plan Amendment.

Please review the disclosure in our proxy statement and the material in this letter carefully.  We believe that you will conclude our directors are extremely qualified and that the Plan Amendment is reasonable and appropriate.

We ask that you vote “FOR” The Plan Amendment.

Sincerely,

Community Healthcare Trust Incorporated

Timothy G. Wallace
President

We appreciate your time and consideration on these matters and ask that you vote “FOR” Proposal 2: Amendment No. 2 to the 2014 Incentive Plan.

FORWARD-LOOKING STATEMENTS

Certain statements in this letter are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict. Although the Company believes that the expectations reflected in the forward-

looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements. See also the information contained in the Company’s reports filed or to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.